Exhibit 23.4

20/F, Kerry Center

1515 Nanjing West Road

Shanghai 200040, PRC

May 15, 2007

Trina Solar Limited

No. 2 Xin Yuan Yi Road, Electronics Park

New District, Changzhou

Jiangsu 213031, People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Trina Solar Limited on May 15, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Fangda Partners